Exhibit 99.1

FOR IMMEDIATE RELEASE

Turtle Beach Reports First Quarter 2016 Results

- Net Revenue up 22% to $24 Million; Management Raises 2016 Outlook, Including Significant Increase in Adjusted EBITDA -
San Diego, CA - May 10, 2016 - Turtle Beach Corporation (NASDAQ: HEAR), a leading audio technology company, reported financial results for the first quarter ended March 31, 2016.
First Quarter Highlights vs. Same Year-Ago Quarter

▪	Net revenue increased 22% to $24.0 million with headset net revenue up 21% to $23.7 million.

▪	Gross profit increased 8% to $3.4 million with headset gross profit up 42% to $4.7 million (headset gross margin up 290 basis points to 19.9%).

▪	Operating expenses were reduced by 16% to $13.1 million.

▪	Consolidated adjusted EBITDA improved to $(6.3) million compared to $(9.7) million, with headset adjusted EBITDA improving to $(3.2) million compared to $(6.7) million.

“The momentum we established in our business at the end of 2015 has continued in the first quarter,” said Juergen Stark, CEO, Turtle Beach Corporation. “Net revenue was up 22%, while our higher margin new-gen headset sales increased 64% compared to the year-ago quarter. This continues to be driven by robust sell-through of our new-gen headset portfolio in both domestic and European retail channels.

“These results were reinforced by recent NPD data that shows Turtle Beach continuing to outpace a healthy, double-digit growing gaming market in both units and revenue share. In fact, we ended the first quarter with 41.6% revenue share, up 110 basis points from the same time last year.

“We believe we are well-positioned to continue growing headset revenue and profitability, supported by our Elite Pro gaming headset launch this summer. The line is expected to define the future of eSports gaming audio equipment, delivering best-in-class audio performance for game sound and team chat, plus innovative comfort-driven technologies to help ensure players stay cool under fire. Recognizing this step-change in competitive gaming audio accessories, OpTic Gaming - one of the most prolific eSports teams in the world - selected Turtle Beach and the all-new Elite Pro line as their official gaming audio gear of choice.

“In our HyperSound business, we experienced steady revenue growth in the first quarter, with a significant contributor being the March launch in Europe. Hearing healthcare offices that are fully trained and actively selling the product continue to convert prospects to customers at a rate of over 20%. Our priority has now shifted to refining the sales approach and more quickly scaling fully active offices. To that end, May is ‘Better Hearing & Speech’ month, and we have organized a targeted media campaign to drive awareness. This includes digital, radio, newspaper and press campaigns focused on the Southern California and Florida Gulf Coast regions.

“As the HyperSound business continues to grow, we plan to look at other market opportunities for our unique directed audio technology. For example, we recently showcased a potential add-on feature for HyperSound Clear™ 500P directed towards the 50-plus million Americans that experience tinnitus, more commonly known as ‘ringing in the ears.’ As we pursue this opportunity, along with the continued rollout to hearing healthcare offices both domestically and abroad, we expect to carefully manage our investment with the continued goal of positive consolidated EBITDA for 2016.”

First Quarter 2016 Financial Results
Net revenue in the first quarter increased 22% to $24.0 million compared to $19.7 million in the year-ago quarter. The increase was primarily attributable to a 21% increase in headset sales due to continued robust sell-through of the new-gen headset portfolio.

Gross profit in the first quarter increased 8% to $3.4 million compared to $3.1 million in the year-ago quarter. Gross margin was 14.0% compared to 15.8% in the first quarter of 2015. A 290 basis improvement in headset gross margin was offset by non-cash intangible asset amortization costs associated with the launch of HyperSound Clear 500P. Higher margin new-gen headsets contributed 86% of revenues in the first quarter, up from 64% during the same period in 2015.

Operating expenses in the first quarter declined 16% to $13.1 million compared to $15.7 million in the same period of 2015. The decrease was attributable to strong cost management in the headset business, which more than offset modest additional investments to ramp HyperSound Clear 500P sales efforts.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) on a consolidated basis improved to $(6.3) million compared to $(9.7) million in the year-ago quarter. The large improvement was primarily driven by strong new-gen headset sales and cost reduction initiatives. Adjusted EBITDA for the headset business improved to $(3.2) million in the first quarter compared to $(6.7) million in the year-ago quarter.

Net loss in the first quarter was $12.0 million or $(0.26) per diluted share, compared to a net loss of $10.6 million or $(0.25) per diluted share in the year-ago quarter. The year-ago quarter included a $3.4 million income tax benefit (approximately $0.08 per diluted share) versus a $0.1 million income tax expense in the first quarter of 2016 due to the full valuation allowance recorded in the third quarter of 2015.

Balance Sheet Highlights
The Company ended March 31, 2016 with approximately $3.2 million of cash and cash equivalents compared to $7.1 million at December 31, 2015. Given the availability under the Company’s $60 million revolving credit facility, Turtle Beach generally does not hold a large cash balance.

As of March 31, 2016, outstanding debt principal was $35.5 million compared to $68.1 million at December 31, 2015. The decrease in debt was due to a $31.9 million reduction in the Company’s revolving credit facility, which was driven by cash receipts from strong holiday sales and the February 2016 follow-on public offering. The Company only had a small balance on its revolver at the end of the first quarter.

Increased 2016 Outlook
For the second quarter of 2016, Turtle Beach expects net revenue to increase 11% to approximately $25.0 million compared to $22.6 million in the second quarter of 2015. Adjusted EBITDA is expected to improve to approximately $(6.0) million compared to $(8.2) million in the second quarter of 2015. Net loss for the second quarter is expected to be approximately $(0.23) per diluted share, compared to a net loss of $(0.23) per diluted share in the second quarter of 2015. The second quarter of 2015 included a $3.1 million income tax benefit associated with the Company’s deferred tax assets. No such benefit is expected to occur in the second quarter of 2016 due to the full valuation allowance recorded in the third quarter of 2015.

For the full year 2016, Turtle Beach now expects net revenue to increase 1% to 8% and range between $165-$175 million (up from $160-$172 million in its March 24, 2016 outlook) compared to $162.7 million in 2015. The Company now expects to generate $0-$2 million in consolidated adjusted EBITDA in 2016 (up significantly from an implied consolidated adjusted EBITDA of $(5) million in the March outlook) compared to $(11.4) million in 2015. In HyperSound, the Company expects to hold its investment to below $12 million in 2016 by growing revenues and carefully managing operating expenses. Net loss in 2016 is expected to range between $(0.46)-$(0.50) per diluted share based upon 48.6 million shares outstanding, compared to a net loss of $(1.96) per diluted share in 2015.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, May 10, 2016 at 1:30 p.m. Pacific time (4:30 p.m. Eastern) to discuss its first quarter 2016 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Tuesday, May 10, 2016
Time: 4:30 p.m. ET / 1:30 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 95165510

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/hq2x5xn8 and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 4:30 p.m. Pacific Time on the same day through May 17, 2016.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 95165510

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months and year ended December 31, 2015 and 2014.

The adjusted EBITDA outlook for the first quarter and full year 2016 have not been reconciled to the Company’s net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for the first quarter of and full year 2016 is not available without unreasonable effort.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products for the consumer, healthcare and commercial sectors. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company has been the clear market share leader for the past five-plus years with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in hearing healthcare, digital signage and kiosks and consumer electronics. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release, may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.
# # #

For Media Information, Contact:	For Investor Information, Contact:
MacLean Marshall	Cody Slach
PR/Communications Director	Investor Relations
Turtle Beach Corp.	Liolios
858.914.5093	949.574.3860
maclean.marshall@turtlebeach.com	HEAR@liolios.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	March 31, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$3,228	$7,114
Accounts receivable, net	15,813	57,192
Inventories	25,838	26,146
Prepaid income taxes	260	260
Prepaid expenses and other current assets	4,906	4,191
Total Current Assets	50,045	94,903
Property and equipment, net	6,394	6,859
Goodwill	31,152	31,152
Intangible assets, net	36,790	37,956
Other assets	1,715	1,590
Total Assets	$126,096	$172,460
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$533	$32,453
Term loan	4,814	4,814
Accounts payable	12,535	17,680
Other current liabilities	10,084	14,236
Total Current Liabilities	27,966	69,183
Term loan, long-term portion	11,076	12,174
Series B redeemable preferred stock	16,468	16,145
Deferred income taxes	4	4
Subordinated notes - related party	15,962	15,365
Other liabilities	2,884	2,937
Total Liabilities	74,360	115,808
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 and 50,000,000 shares authorized; 49,229,502 and 42,529,502 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	49	43
Additional paid-in capital	143,803	136,693
Retained earnings (accumulated deficit)	(91,629)	(79,618)
Accumulated other comprehensive loss	(487)	(466)
Total Stockholders' Equity	51,736	56,652
Total Liabilities and Stockholders' Equity	$126,096	$172,460

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended
	March 31, 2016	March 31, 2015
Net Revenue	$24,028	$19,689
Cost of Revenue	20,666	16,573
Gross Profit	3,362	3,116
Operating expenses:
Selling and marketing	5,600	7,746
Research and development	2,024	2,854
General and administrative	5,283	4,740
Restructuring charges	225	325
Total operating expenses	13,132	15,665
Operating loss	(9,770)	(12,549)
Interest expense	1,779	784
Other non-operating expense, net	365	628
Loss before income tax expense (benefit)	(11,914)	(13,961)
Income tax expense (benefit)	97	(3,368)
Net loss	$(12,011)	$(10,593)

Net loss per share:
Basic	$(0.26)	$(0.25)
Diluted	$(0.26)	$(0.25)
Weighted average number of shares:
Basic	46,624	42,039
Diluted	46,624	42,039

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	March 31, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$24,028	$—	$—	$—	$—	$24,028
Cost of Revenue	20,666	(176)	(1,071)	(121)	—	19,298
Gross Profit	3,362	176	1,071	121	—	4,730

Operating Expense	13,132	(1,084)	(158)	(1,006)	(225)	10,659

Operating loss	(9,770)	1,260	1,229	1,127	225	(5,929)

Interest expense	1,779
Other non-operating expense, net	365					365

Loss before income tax expense (benefit)	(11,914)
Income tax expense (benefit)	97
Net loss	$(12,011)			Adjusted EBITDA		$(6,294)

(1) Other includes Restructuring charges of $225 for the three months ended March 31, 2016.

	Three Months Ended
	March 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$19,689	$—	$—	$—	$—	$19,689
Cost of Revenue	16,573	(56)	(14)	(218)	—	16,285
Gross Profit	3,116	56	14	218	—	3,404

Operating Expense	15,665	(1,529)	(208)	(1,107)	(325)	12,496

Operating loss	(12,549)	1,585	222	1,325	325	(9,092)

Interest expense	784
Other non-operating expense, net	628					628

Loss before income tax expense (benefit)	(13,961)
Income tax expense (benefit)	(3,368)
Net loss	$(10,593)			Adjusted EBITDA		$(9,720)

(2) Other includes Restructuring charges of $325 for the three months ended March 31, 2015.